EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-143766, 333-132553, 333-124382, 333-118905, 333-96889, 333-48560, 333-41648 and 333-88817) pertaining to the 2006 Stock Incentive Plan, 1996 Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Directors’ Stock Option Plan and 2000 Non-Executive Stock Option Plan of Foundry Networks, Inc. of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of Foundry Networks, Inc., and the effectiveness of internal control over financial reporting of Foundry Networks, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
San Jose, California
February 26, 2008